THE ORCHARD ENTERPRISES, INC.
DIGITAL RIGHTS AGENCY, INC.
ORCHARD ENTERPRISES NY, INC.

PENINSULA BANK BUSINESS FUNDING,
A DIVISION OF THE PRIVATE BANK OF THE PENINSULA

LOAN AND SECURITY AGREEMENT

This Loan And Security Agreement is entered into as of February 5, 2009, by and between Peninsula Bank Business Funding, a division of The Private Bank of the Peninsula (“Bank”) and The Orchard Enterprises, Inc. (“Orchard” or “Lead Borrower”), a corporation formed under the laws of the State of Delaware, Digital Rights Agency, Inc. (“Digital”), a corporation formed under the laws of the State of California and a wholly owned subsidiary of Orchard, and Orchard Enterprises NY, Inc. (“Orchard NY” and collectively with Digital and Orchard, “Borrowers” and each a “Borrower”), a corporation formed under the laws of the State of New York and a wholly owned subsidiary of Orchard.

Recitals

Borrowers wish to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrowers.  This Agreement sets forth the terms on which Bank will advance credit to Borrowers, and Borrowers will repay the amounts owing to Bank.

Agreement

The parties agree as follows:

1.    Definitions and Construction.

1.1           Definitions.  As used in this Agreement, the following terms shall have the following respective definitions:

“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles and all other forms of obligations owing to Borrowers arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrowers, whether or not earned by performance, and any and all credit insurance, guaranties and other security therefor, as well as all merchandise returned to or reclaimed by Borrowers and Borrowers’ Books relating to any of the foregoing.

“Advance” or “Advances” means a cash advance or cash advances under the Revolving Facility.

“Affiliate” means, with respect to any specified Person, any other Person that owns or controls directly or indirectly such specified Person and any other Person that controls or is controlled by or is under common control with such specified Person, and each of such Person’s senior executive officers, directors, and partners.

“Bank Expenses” means all:  reasonable costs or expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, administration and enforcement of the Loan Documents; reasonable Collateral audit fees (provided, however, that “Bank Expenses” (exclusive of any incurred prior to the execution and delivery of this Agreement) shall not include in excess of an aggregate of five thousand dollars ($5,000) of costs, fees or expenses with respect to any one or more audits conducted in any 12-month period, except to the extent any such audit giving rise to such costs, fees or expenses is conducted after the occurrence and during the continuation of an Event of Default); and Bank’s reasonable attorneys’ fees and expenses incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding against any Borrower, whether or not suit is brought.

“Borrower’s Books” means all of Borrower’s books and records, including: ledgers; records concerning a Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs or tape files, and the equipment, containing such information.

“Borrowing Base” means an amount equal to eighty percent (80%) of Eligible Accounts, as determined in good faith by Bank with reference to the sales figures delivered by Lead Borrower.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks in the State of California or New York are authorized or required to close.

“Change in Control” shall mean a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) who or that was not, prior to such transaction, the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of a Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of such Borrower becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of such Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of such Borrower, who did not have such power before such transaction; provided however that a transfer in beneficial ownership of any Borrower from any Borrower to another Borrower shall not constitute a Change in Control.

“Closing Date” means the date of this Agreement.

“Code” means the California Uniform Commercial Code.

“Collateral” means the property described on Exhibit A attached hereto.

“Collateral Account” has the meaning assigned thereto in Section 2.3(d).

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued or provided for the account of that Person; and (iii) all obligations arising under any agreement or arrangement designed to protect such Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Contingent Obligation of any Person shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is assumed or made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by Bank in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations of such Person under the guarantee or other support arrangement with respect to such primary obligation.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof.

“Credit Extension” means each Advance or any other extension of credit by Bank for the benefit of Borrowers hereunder.

“Daily Balance” means the amount of the Obligations owed at the end of a given day.

“Eligible Accounts” means those outstanding Accounts that have arisen in the ordinary course of the relevant Borrower’s business and that are in compliance with all of such Borrower’s representations and warranties to Bank set forth in Section 5.4 with respect to such Accounts; provided, that standards of eligibility may be fixed and revised from time to time by Bank in Bank’s reasonable judgment and upon notification thereof to Borrower in accordance with the provisions hereof.  Unless otherwise agreed to by Bank, Eligible Accounts shall not include the following:

(a)           an outstanding Account that the relevant account debtor has failed to pay within ninety (90) days following the date on which the invoice covering such Account was sent by the relevant Borrower to such account debtor (any outstanding Account that the relevant account debtor has failed to pay within ninety (90) days following the date on which the invoice covering such Account was sent by the relevant Borrower to such account debtor is hereinafter referred to as a “Delinquent Account”);

(b)           outstanding Accounts with respect to any account debtor if more than twenty-five percent (25%) of the aggregate amount of all outstanding Accounts then owed by such account debtor to Borrowers are Delinquent Accounts;

(c)           outstanding Accounts with respect to which the account debtor is an officer, employee or agent of any Borrower (with it being agreed and understood that eMusic.com, Inc, shall not be deemed to be an officer, employee or agent of any Borrower);

(d)           outstanding Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold or other terms by reason of which the payment by the relevant account debtor may be conditional;

(e)           outstanding Accounts with respect to which the relevant account debtor is an Affiliate of any Borrower (with it being agreed and understood that eMusic.com, Inc. shall not be deemed to be an Affiliate of any Borrower);

(f)           pre-billings or progress billings (provided, however, that any pre-billing or progress billing shall be excluded from being an Eligible Accounts only to the extent that the amount of such pre-billing or progress billing exceeds the billing for goods or services that have been provided or rendered);

(g)           outstanding Accounts (other than Eligible Foreign Accounts) with respect to which the relevant account debtor does not have its principal place of business in the United States or Canada;

(h)           outstanding Accounts with respect to which the relevant account debtor is the United States or any department, agency or instrumentality of the United States;

(i)           outstanding Accounts with respect to which any Borrower is liable to the relevant account debtor for goods sold or services rendered by such account debtor to such Borrower or for deposits or other property of such account debtor held by such Borrower, but only to the extent of any amounts so owing by such Borrower to such account debtor;

(j)           except as approved in writing by Bank, outstanding Accounts that are owed to one or more of Borrowers by an account debtor and that, when aggregated with all other outstanding Accounts that are owed to one or more of Borrowers by Subsidiaries and Affiliates of such account debtor, exceed thirty percent (30%) of all outstanding Accounts (“Concentration Limit”), but only to the extent that such Accounts exceed the Concentration Limit; provided, however, that for purposes of the foregoing, Accounts owed by iTunes and its domestic Subsidiaries and Affiliates (as account debtors) shall not be excluded pursuant to this clause (j) except to the extent the aggregate amount of such Accounts exceeds the greater of the Concentration Limit or $2,500,000;

(k)           Accounts with respect to which the account debtor is iTunes or any of its domestic Subsidiaries and Affiliates, to the extent such obligations exceed $2,500,000;

(l)           outstanding Accounts with respect to which the relevant account debtor disputes liability to the relevant Borrower or makes any claim against the relevant Borrower with respect thereto and as to which Bank in good faith believes, in its sole discretion that there is a valid claim (but only to the extent of the amount of such valid claim);

(m)           outstanding Accounts with respect to which the relevant account debtor is subject to any Insolvency Proceeding, has become insolvent or has gone out of business or is in the process of winding down its business;

(n)           outstanding Accounts arising out of the disposition of any interest in, including any licenses of, any Intellectual Property owned by a Borrower (for the sake of clarity, this does not apply to any Accounts arising out of Intellectual Property licensed to a Borrower) (“IP Accounts”) as set forth on Exhibit E; and

(o)           outstanding Accounts to the extent Bank has in good faith determined the same to be doubtful or uncollectible.

“Eligible Foreign Accounts” means Accounts with respect to which the relevant account debtor does not have its principal place of business in the United States or Canada and that (i) are supported by one or more letters of credit in an amount and of a tenor, and issued by a financial institution, reasonably acceptable to Bank or (ii) Bank approves on a case-by-case basis.

“Equipment” means, with respect to any Borrower, all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which such Borrower has any interest, exclusive, however, of the foregoing, that under the terms of any lease or other agreement, are the property of a landlord, lessor or other Person.

“Equipment Financer” means any Person from which any Borrower has acquired, or with which Borrower had entered into an agreement (including a capital lease) to acquire, any Equipment or any Person that has provided financing for the acquisition of any Equipment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning assigned thereto in Article 8.

“GAAP” means generally accepted accounting principles as in effect from time to time; provided, however, that, when applied to any financial statements prepared on a basis other than a fiscal year basis or as of any date other than as of the end of any fiscal year, any such financial statements shall be deemed to comply with GAAP notwithstanding the lack of footnote disclosure and the absence of year-end adjustments.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including, without limitation, reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations and (d) all Contingent Obligations.

“Insolvency Proceeding” means, with respect to any Person, any proceeding commenced by or against such Person before a court of competent jurisdiction under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of a Borrower’s right, title, and interest in and to the following: Copyrights, Trademarks and Patents; all trade secrets, all design rights, claims for damages by way of past, present and future infringement of any of the rights included above, all licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights; all amendments, renewals and extensions of any Copyrights, Trademarks or Patents; and all proceeds and products of the foregoing, including, without limitation, all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

“Inventory” means, with respect to any Borrower, all inventory in which such Borrower has or acquires any interest, including work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by such Borrower, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any Accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and such Borrower’s Books relating to any of the foregoing.

“Investment” means any beneficial ownership of (including stock, partnership interest or other securities) any Person or any loan, advance or capital contribution to any Person.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” means, collectively, this Agreement, any note or notes executed by any Borrower to or to the order of Bank or Bank’s affiliates as provided hereunder and any other agreement entered into by any Borrower in connection with this Agreement, all as amended or extended from time to time.

“Material Adverse Effect” means a material and adverse effect on (i) the business operations, condition (financial or otherwise) or prospects of the Borrowers taken as a whole. (ii) the ability of Borrowers (taken as a whole) to repay the Obligations or otherwise perform their obligations under the Loan Documents or (iii) the value of, or the validity or priority of Bank’s security interests in, the Collateral.

“Negotiable Collateral” means all letters of credit of which any Borrower is a beneficiary, notes, drafts, instruments, securities, documents of title and chattel paper and such Borrower’s Books relating to any of the foregoing.

“Obligations” means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by any Borrower pursuant to this Agreement or any other agreement (not including any obligations owing from any Borrower to others that Bank may have obtained by assignment), whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and against any Borrower, including any debt, liability.

“Patents” means all patents, patent applications and like protections, including, without limitation, improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Periodic Payments” means all installments or similar recurring payments that Borrowers may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of this Agreement or any other Loan Document.

“Permitted Contingent Obligations” means any of the following: (a) any obligation any Borrower may have with respect to charges made by any director, officer or employee on any credit card issued at the request or for the account of such Borrower in the ordinary course of business; (b) royalty payments and similar advances made in the ordinary course of business; and (c) any obligation of any Borrower with respect to any obligation or liability of another Borrower.

“Permitted Indebtedness” means:

(a)           Indebtedness of Borrowers in favor of Bank arising under this Agreement or any other Loan Document;

(b)           Indebtedness existing on the Closing Date and disclosed in the Schedule on the Closing Date;

(c)           Indebtedness secured by a Lien described in clause (c) of the defined term “Permitted Liens” or clause (d) of the defined term “Permitted Liens” in so far as such clause (d) relates to any extension, renewal or refinancing of the indebtedness secured by Liens of the type described in said clause (c), provided (i) such Indebtedness does not exceed the lesser of the cost or fair market value (determined as of the date of acquisition) of the equipment financed with such Indebtedness and (ii) such Indebtedness does not exceed $250,000 in the aggregate at any given time;

(d)           Indebtedness of any Borrower to any other Borrower;

(e)           Permitted Contingent Obligations; and

(f)           Subordinated Debt.

“Permitted Investment” means:

(a)           stock or other interests in any other Borrower or any Subsidiary and other Investments existing on the Closing Date and disclosed in the Schedule on the Closing Date; and

(b)           (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and at the time the same is acquired having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) certificates of deposit maturing no more than one (1) year from the date of investment therein issued by Bank or any other banking institution having aggregate net assets (as of the last reported quarterly period prior to the purchase of such certificates of deposit) comparable to Bank, and (iv)  money market, checking or savings accounts of Bank or any other banking institution referred to in the foregoing clause (iii);

(c)           Royalty Advances; and

(d)           stock or other equity securities issued by vendors or suppliers to a Borrower without any outlay of cash by a Borrower to such vendor or supplier.

“Permitted Liens” means the following:

(a)           Any Liens existing on the Closing Date and disclosed in the Schedule on the Closing Date or arising under this Agreement or the other Loan Documents;

(b)           Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided the same have no priority over any of Bank’s security interests;

(c)           Liens (i) upon or in any Equipment acquired or held by any Borrower or any of its Subsidiaries to secure the purchase price of such Equipment, (ii) under or with respect to any indebtedness incurred solely for the purpose of financing the acquisition of such Equipment, or (ii) existing on such Equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, the products and proceeds (which may include any related insurance proceeds) of such Equipment and any Books related thereto;

(d)           Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase;

(e)           statutory Liens, including those of landlords, carriers, warehousemen, mechanics, workmen, repairmen, bailees, attorneys and/or materialmen;

(f)           other Liens imposed by law or that arise by operation of law in the ordinary course of business from the date of creation thereof, in each case only for amounts not yet due or that are being contested in good faith by appropriate proceedings;

(g)           any lease, license or similar arrangement entered into by any Borrower in the ordinary course of business;

(h)           Liens on any deposit or bond (whether under any lease or similar arrangement or made under any escrow arrangement or under any bid);

(i)           Liens that, in the aggregate, do not secure obligations in excess of two hundred and fifty thousand dollars ($250,000);

(j)           zoning, building codes and other land use laws or other restrictions regulating the use or occupancy of any real property or the activities conducted thereon;

(k)           easements, covenants, conditions, restrictions and other similar matters of record affecting title to any real property;

(l)           Liens incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations;

(m)           Liens that secure obligations that, pursuant to a written subordination agreement that has been executed and delivered to Bank and that is in form and substance satisfactory to Bank, have been subordinated to the Obligations; and

(n)           Liens created pursuant to the terms of any of the Loan Documents or otherwise arising in favor of Bank.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Prime Rate” means the variable rate of interest, per annum, that appears in The Wall Street Journal from time to time, whether or not such announced rate is the lowest rate available from Bank, provided, however, at no time shall the Prime Rate be less than the prime rate that appears in The Wall Street Journal on the Closing Date.

“Responsible Officer” means any of the Chief Executive Officer, the Chief Financial Officer and the VP of Finance of Lead Borrower.

“Revolving Facility” means the facility under which Borrowers may request Bank to issue Advances, as specified in Section 2.1(a) hereof.

“Revolving Line” means a credit extension of up to Three Million Dollars ($3,000,000); provided, however, upon Bank’s grant(s) of participation in its interest in the Loan Documents or upon Bank’s approval of an increase to the credit extension to Borrowers based on an increase in Bank’s lending limit, and upon Lead Borrower’s consent, Revolving Line shall mean a credit extension of up to Four Million Dollars ($4,000,000) (the “Increased Revolving Line”).

“Revolving Maturity Date” means the day before the first anniversary of the Closing Date.  Borrowers may request, and Bank may approve, an annual renewal of Revolving Line, subject to Bank’s normal internal credit review and approval processes.

“Royalty Advances” means advance payments of royalties or similar obligations made in the ordinary course of business.

“Schedule” means the schedule attached hereto, as the same may be amended, supplemented or otherwise modified from time to time by written notice from any Borrower to Bank.

“Subordinated Debt” means any debt incurred by any Borrower that is subordinated to the debt owing by such Borrower to Bank on terms acceptable to Bank (and identified as being such by such Borrower and Bank).

“Subsidiary” means, with respect to any specified Person, (i) any partnership in which such specified Person owns, directly or indirectly, any general partnership interest or (ii) any corporation, limited liability company or business trust in which such specified Person owns, directly or indirectly, a majority equity interest, the ownership of which equity interest entitles such specified Person to elect a majority of the board of directors, managers or trustees of such corporation, limited liability company or business trust.

 “Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Transfer” has the meaning assigned thereto in Section 7.1.

1.2           Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP, and all calculations made hereunder shall be made in accordance with GAAP.  When used herein, the terms “financial statements” shall include any notes and schedules thereto.

2.     Loan and Terms Of Payment.

2.1           Credit Extensions.  Each Borrower promises to pay to the order of Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all outstanding Credit Extensions made by Bank to Borrowers hereunder. Borrowers shall also pay interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

(a)           Revolving Advances.

(i)           Subject to and upon the terms and conditions of this Agreement, Lead Borrower may (on its own behalf and on behalf of other Borrowers) request Advances in an aggregate outstanding amount not to exceed the lesser of (i) the Revolving Line or (ii) the Borrowing Base.  Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this Section 2.1(a) may be repaid and reborrowed at any time prior to the Revolving Maturity Date, at which time all Advances under this Section 2.1(a) shall be immediately due and payable.  Borrowers may prepay any Advances without penalty or premium.

(ii)           Whenever Lead Borrower desires an Advance, Lead Borrower will notify Bank by facsimile transmission or telephone no later than 11:00 a.m. Pacific time, on the Business Day that the Advance is to be made.  Each such notification shall be promptly confirmed by a Payment/Advance Form in substantially the form of Exhibit B hereto.  Lead Borrower will deliver copies of invoices in connection with any Advance request and all supporting documents, plus transaction files for all invoices and payment application in an electronic format reasonably acceptable to Bank for processing.  Documents received by 11:00 a.m. Pacific time and reasonably acceptable to Bank will be processed on the same Business Day.  Documents received after then will be processed on the next Business Day.  Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Bank’s reasonable discretion such Advances are necessary to meet Obligations that have become due and remain unpaid.  Bank shall be entitled to rely on any telephonic notice given by an individual who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrowers shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance.  Bank will credit the amount of Advances made under this Section 2.1 to such deposit account(s) as Lead Borrower may have specified.

2.2           Overadvances.  If the aggregate amount of the outstanding Advances exceeds the lesser of the Revolving Line or the Borrowing Base at any time, Borrowers shall immediately pay to Bank, in cash or other immediately available funds, the amount of such excess.  Notwithstanding the foregoing, if the outstanding Advances exceeds the Borrowing Base as a result of a change in the standards of eligibility made by Bank pursuant to the proviso in the definition of “Eligible Accounts,” Borrowers shall have thirty (30) days to pay to Bank, in cash or other immediately available funds, the amount of such excess.

2.3           Interest Rates, Payments, and Calculations.

(a)           Interest Rates.  Except as set forth in Section 2.3(b), the Advances shall bear interest, on the outstanding Daily Balance thereof, at a rate equal to four percent (4%) above the Prime Rate; provided, however, that (i) at no time shall the rate be less than eight percent (8%) or greater than ten percent (10%) and (ii) the minimum interest payable with respect to any calendar quarter shall be $20,000 (pro rated for any partial calendar quarter during which any Advances are outstanding hereunder or Bank is obligated hereunder to make Advances).

(b)           Late Fee; Default Rate.  If any payment is not made within ten (10) days after the date such payment is due, Borrower shall pay Bank (in addition to the increased interest provided for in the following sentence) a late fee equal to two percent (2%) of the amount of such overdue payment.  All Obligations that are outstanding shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to five (5) percentage points above the interest rate applicable immediately prior to the occurrence of such Event of Default.

(c)           Payments.  Interest hereunder shall be due and payable on the last Business Day of each calendar month during the term hereof.  Bank shall, at its option, charge such interest, all Periodic Payments and all Bank Expenses against the Collateral Account or against the Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder.  Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.  All payments shall be free and clear of any taxes, withholdings, duties, impositions or other charges, to the end that Bank will receive the entire amount of any Obligations payable hereunder, regardless of source of payment.

(d)           Lockbox.    Borrowers shall direct all account debtors to wire any amounts owing to Borrower to an account established by Borrowers and Bank at Citibank (such account, the “Collateral Account”) or to mail all payments made by check to a post office box under Citibank’s control for deposit into the Collateral Account.  All invoices shall specify such post office box as the payment address.  If any Borrower receives any amount despite such instructions, such Borrower shall promptly, and in any event within one (1) Business Day, following its receipt, deliver such payment, in the form received (except for an endorsement to the order of Citibank), to Citibank for deposit into the Collateral Account and, pending such delivery, shall hold such payment in trust for Bank.  Borrowers shall enter into such lockbox agreement with respect to the Collateral Account as Bank shall reasonably request, subject, however, to approval thereof by Citibank.

(e)           Computation.  In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate.  All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year of twelve (12) thirty-day months for the actual number of days elapsed.

2.4           Crediting Payments.  Except during the continuation of, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Lead Borrower specifies.  After the occurrence and during the continuation of an Event of Default, the receipt by Bank of any wire transfer of funds, check or other item of payment shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available funds or unless and until such check or other item of payment is honored when presented for payment.  Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 1:00 PM Pacific time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day.  Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.5           Fees.  Borrowers shall pay to Bank the following:

(a)           Facility Fee.  On the Closing Date, a Facility Fee equal to $30,000, which shall be nonrefundable.  Upon the availability of the Increased Revolving Line, Borrowers shall pay to Bank an additional Facility Fee of in an amount equal to one percent (1%) of the amount by which the amount of the Increased Revolving Line exceeds $3,000,000, which shall be nonrefundable.

(b)           Bank Expenses.

(i)           On the Closing Date, all Bank Expenses (exclusive of any Bank Expenses in excess of $5,000 related to the audit of Borrowers’ Accounts) incurred through the Closing Date and invoiced to Borrowers, including reasonable attorneys’ fees and expenses (subject to the foregoing limitation).

(ii)           After the Closing Date, all Bank Expenses, including reasonable attorneys’ fees and expenses that, pursuant to the terms hereof, are payable by Borrowers within ten (10) Business Days of receipt of invoice.

2.6           Term.  This Agreement shall become effective on the Closing Date and, subject to Section 12.8, shall continue in full force and effect for so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement.  Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default.  Notwithstanding termination, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.

3.    Conditions of Loans.

3.1           Conditions Precedent to Initial Credit Extension.  The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

(a)           this Agreement;

(b)           a certificate of the Secretary of each Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement by such Borrower;

(c)           UCC National Form Financing Statement, covering the Collateral, in favor of Bank;

(d)           guaranties executed by Borrower’s Subsidiaries that are not party to this Agreement;

(e)           account control agreement with Citibank;

(f)           payment of the fees and Bank Expenses then due as specified in Section 2.5 hereof;

(g)           current consolidated financial statements of Lead Borrower;

(h)           Lead Borrower’s consolidated financial plan for fiscal year 2009;

(i)           an audit of the Collateral, the results of which shall be satisfactory to Bank; and

(j)           such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

3.2           Conditions Precedent to all Credit Extensions.  The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

(a)           timely receipt by Bank of the Payment/Advance Form as provided in Section 2.1; and

(b)           the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Payment/Advance Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing or would exist as a result of giving effect to such Credit Extension.  The making of each Credit Extension shall be deemed to be a representation and warranty by Borrowers on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.

4.    Creation of Security Interest.

4.1           Grant of Security Interest.  Each Borrower grants and pledges to Bank a continuing security interest in all presently existing and hereafter acquired or arising Collateral of such Borrower in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by such Borrower of each of its covenants and duties under the Loan Documents.  Except as set forth in the Schedule on the Closing Date, such security interest constitutes a valid, first priority security interest in the presently existing Collateral of such Borrower (subject to any Permitted Liens) and will constitute a valid, first priority security interest in Collateral of such Borrower acquired after the date hereof (subject to any Permitted Liens).

4.2           Delivery of Additional Documentation Required.  Each Borrower shall from time to time execute and deliver to Bank, at the request of Bank, all Negotiable Collateral, all financing statements and other documents that Bank may reasonably request, in form reasonably satisfactory to Bank, to perfect and continue the perfection of Bank’s security interests in the Collateral of such Borrower and in order to fully consummate all of the transactions contemplated under the Loan Documents.

4.3           Right to Inspect.  Bank (through any of its officers, employees or agents) shall have the right, upon reasonable prior notice, from time to time during the relevant Borrower’s usual business hours but no more than twice a year (unless an Event of Default has occurred and is continuing), to inspect such Borrower’s Books and to make copies thereof and to check, test, and appraise the such Borrower’s Collateral in order to verify such Borrower’s financial condition or the amount, condition of, or any other matter relating to, the such Borrower’s Collateral. Notwithstanding anything contained herein to the contrary, Borrowers shall not with respect to any year be charged or be required to bear any costs, fees or expenses related to any audit or appraisal (exclusive of any costs, fees or expenses that have been incurred prior to the date of this Agreement or are incurred with respect to any audit or appraisal that has been conducted after the occurrence and during the continuation of an Event of Default), whether under this Section 4.3, Section 6.3(d) or any other provision of the Loan Documents, in excess of five thousand dollars ($5,000).

5.    Representations and Warranties.

Each Borrower represents and warrants as follows:

5.1           Due Organization and Qualification.  Except as disclosed on the Schedule, such Borrower is a corporation duly existing under the laws of its state of incorporation and is qualified or licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, exclusive of any such state in which its failure to be so qualified or licensed would not constitute a Material Adverse Effect.

5.2           Due Authorization; No Conflict.  The execution, delivery and performance of the Loan Documents by such Borrower are within such Borrower’s powers, have been duly authorized by all necessary corporate or other action on the part of such Borrower and are not in material conflict with nor constitute a material breach of, any provision contained in such Borrower’s Articles or Certificate of Incorporation or Bylaws, nor do they constitute an event of default under any material agreement to which such Borrower is a party or by which such Borrower is bound.  Such Borrower is not in default under any material agreement to which it is a party or by which it is bound.

5.3           No Prior Encumbrances.  Except as disclosed on the Schedule, each Borrower has good and marketable title to its property, free and clear of Liens, except for Permitted Liens.

5.4           Bona Fide Eligible Accounts.  The outstanding Eligible Accounts of such Borrower are bona fide existing obligations.  The property and services giving rise to such Eligible Accounts have been delivered or rendered to the account debtor or to the account debtor’s agent or designee for immediate and unconditional acceptance by the account debtor.  Such Borrower has not received any notice of actual or imminent Insolvency Proceeding of any account debtor that is liable with respect to any Account of such Borrower that is included as an Eligible Account in the most recent Borrowing Base Certificate.

5.5           Merchantable Inventory.  All Inventory owned by it is in all material respects of good and marketable quality, free from all material defects, except for Inventory for which adequate reserves have been made (provided that this representation shall not apply with respect to any Inventory produced prior to July 3, 2008 as part of Borrower’s acquisition of assets from TeeVee Toons, Inc. and or its affiliates (“TVT Inventory”).

5.6           Intellectual Property.  Such Borrower is the sole owner of its Intellectual Property, except for non-exclusive licenses granted by Borrower to its customers in the ordinary course of business and except for any Intellectual Property with respect to which Borrower is the licensee.  Each of such Borrower’s  Patents, if any, is valid and enforceable, and no part of such Borrower’s Intellectual Property has been judged invalid or unenforceable, in whole or in part, and no claim has been made that any part of such Borrower’s Intellectual Property violates the rights of any third party.  Except as set forth in the Schedule or on the Compliance Certificate or other report provided to Bank on a quarterly basis, such Borrower’s rights as licensee of its Intellectual Property do not give rise to more than ten percent (10%) of Borrowers’ gross revenues for any of their prior four most recent fiscal quarters, including, without limitation, revenues derived from the sale, licensing, rendering or disposition of any product or service.

5.7           Name; Location of Chief Executive Office.  Except as disclosed in the Schedule, such Borrower has not done business under any name other than that specified on the signature page hereof.  The chief executive office of such Borrower is located at the address thereof indicated in the Schedule.  All of such Borrower’s Inventory (other than that in transit) is located only at the location set forth in the Schedule.

5.8           Litigation.  Except as set forth in the Schedule, there are no actions or proceedings pending by or against any Borrower before any court or administrative agency of competent jurisdiction in which an adverse decision could have a Material Adverse Effect, or a material adverse effect on such Borrower’s interest or Bank’s security interest in the Collateral.

5.9           No Material Adverse Change in Financial Statements.  All consolidated financial statements of Lead Borrower that Bank has received from Lead Borrower fairly present in all material respects Lead Borrower’s financial condition as of the date thereof and Lead Borrower’s consolidated results of operations for the period then ended.  There has not been a material and adverse change in the consolidated financial condition of Lead Borrower since the date of the most recent of such financial statements submitted to Bank.

5.10           Solvency, Payment of Debts.  Such Borrower is solvent and able to pay its debts (including trade debts) as they mature.

5.11           Regulatory Compliance.  Such Borrower has met its minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA, and no event has occurred resulting from such Borrower’s failure to comply with ERISA that could result in such Borrower’s incurring any material liability.  Such Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940.  Such Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System).  Each Borrower has complied in material respects with all the provisions of the Federal Fair Labor Standards Act (to the extent the same are applicable to such Borrower).  No Borrower has violated any statutes, laws, ordinances or rules applicable to it where such violation could have a Material Adverse Effect.

5.12           Environmental Condition.  Except as disclosed in the Schedule, none of such Borrower’s properties or assets has ever been used by such Borrower or, to the best of Lead Borrower’s knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release or transport, any hazardous waste or hazardous substance other than in accordance with applicable law; to the best of Lead Borrower’s knowledge, none of Borrowers’ properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by Borrowers; and no Borrower has received a summons, citation, notice or directive from the Environmental Protection Agency or any other federal, state or other governmental agency concerning any action or omission by such Borrower resulting in the releasing, or otherwise disposing, of hazardous waste or hazardous substances into the environment.

5.13           Taxes.  Such Borrower has filed or caused to be filed all tax returns heretofore required to be filed by such Borrower and has paid, or has made adequate provision for the payment of, all taxes reflected therein.

5.14           Subsidiaries.  Such Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

5.15           Government Consents.  Such Borrower has obtained all material consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of such Borrower’s businesses as currently conducted.

5.16           Accounts.  None of such Borrower’s nor any Subsidiary’s property is maintained or invested with a Person other than Bank, Citibank or Bank of America.

5.17           Full Disclosure.  No representation, warranty or other statement made by a Borrower in any Loan Document, including the Borrowing Base Certificate, Compliance Certificate or any other certificate or written statement furnished to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading.

6.    Affirmative Covenants.

Each Borrower shall do all of the following:

6.1           Good Standing.  Such Borrower shall maintain its corporate or other existence in good standing in its jurisdiction of incorporation or other formation and maintain qualification or licensing in each jurisdiction in which it is required under applicable law, exclusive of any such jurisdiction in which its failure to be so qualified or licensed would not constitute a Material Adverse Effect.  Such Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements the loss of which could have a Material Adverse Effect.

6.2           Government Compliance.  Such Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA.  Such Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, exclusive of any such statutes, laws, ordinances and government rules and regulations where the noncompliance therewith could not have a Material Adverse Effect.

6.3           Financial Statements, Reports, Certificates.  Lead Borrower shall deliver the following to Bank:  (a) as soon as available, but in any event within thirty (30) days, after the end of each calendar month, a company prepared consolidated balance sheet as at the end of such calendar month and income and cash flow statement covering Lead Borrower’s consolidated operations during such calendar month, prepared in accordance with Lead Borrower’s ordinary practices, consistently applied, in a form reasonably acceptable to Bank and certified by a Responsible Officer; (b) as soon as available, but in any event within forty-five (45) days after the end of each quarter (other than the last fiscal quarter of any calendar year), consolidated financial statements of Lead Borrower prepared in accordance with GAAP, consistently applied, and reviewed by Marcum & Kliegman LLP or by another independent certified public accounting firm reasonably acceptable to Bank; (c) as soon as available, but in any event within one hundred twenty (120) days after the end of Lead Borrower’s fiscal year, audited consolidated financial statements of Lead Borrower prepared in accordance with GAAP, consistently applied, together with an unqualified opinion on such financial statements of Marcum & Kliegman LLP or by another independent certified public accounting firm reasonably acceptable to Bank; (d) if not available through the internet, copies of all reports (if any) on Forms 10-K and 10-Q filed with the Securities and Exchange Commission and all other statements, reports and notices sent or made generally available by Lead Borrower to its security holders or to any holders of Subordinated Debt; (e) promptly following receipt of notice thereof, a report of any legal actions pending or threatened against any Borrower that could result in damages or costs to such Borrower of Two Hundred and Fifty Thousand Dollars ($250,000) or more; and (f) such budgets, sales projections, operating plans and other financial information (including information related to the verification of any Borrower’s Accounts) as Bank may reasonably request from time to time.

(g)           Within twenty (20) days after the last day of each calendar month, Lead Borrower shall deliver to Bank an aged listings of Accounts and accounts payable; and on a weekly basis, Lead Borrower shall report to Bank Borrowers’ total sales figures, as adjusted for IP Accounts.

(h)           Lead Borrower shall deliver to Bank with the monthly, quarterly and annual financial statements a Compliance Certificate signed by a Responsible Officer in substantially the form of Exhibit C hereto.

(i)           Bank shall have a right from time to time hereafter to audit Borrowers’ Accounts and appraise Collateral at Borrowers’ expense, provided that such audits will be conducted no more often than every six (6) months unless an Event of Default has occurred and is continuing.  Borrowers’ obligation to pay any related costs, fees or expenses shall be limited as provide for in Section 4.3.

6.4           Inventory; Returns.  Such Borrower shall keep all its Inventory in good and marketable condition, free from all material defects except for (a) Inventory for which adequate reserves have been made and (b) TVT Inventory.  Returns and allowances, if any, as between such Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of such Borrower, as they exist at the time of the execution and delivery of this Agreement, except for TVT Inventory.  Such Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims, where such return, recovery, dispute or claim involves more than Two Hundred Thousand Dollars ($200,000) in the aggregate.

6.5           Taxes.  Such Borrower shall make due and timely payment or deposit of all material federal, state and local taxes, assessments or contributions required of it by applicable law and will execute and deliver to Bank, promptly following such Borrower’s receipt of demand therefor from Bank, appropriate certificates attesting to the payment or deposit thereof; and such Borrower will make timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, including, but not limited to, those laws concerning F.I.C.A., F.U.T.A., state disability and local, state and federal income taxes, and will, promptly following such Borrower’s receipt of request therefor from Bank, furnish Bank with proof reasonably satisfactory to Bank indicating that such Borrower has made such payments or deposits; provided that such Borrower shall not be required to make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by such Borrower.

6.6           Insurance.  Such Borrower, at its expense, shall keep its Collateral insured against loss or damage by fire, theft, explosion, sprinklers and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where such Borrower’s business is conducted on the date hereof.  Such Borrower shall also maintain insurance relating to such Borrower’s business, ownership and use of its Collateral in amounts and of a type that are customary to businesses similar to such Borrower’s.

6.7           Accounts.  For each account at or with any bank or financial institution other than Bank or Bank’s Affiliates that any Borrower at any time maintains, such Borrower shall cause the applicable bank or financial institution to execute and deliver an account control agreement or other appropriate instrument with respect to such account to perfect Bank’s Lien in such account in accordance with the terms hereunder.  Notwithstanding the foregoing, an account control agreement shall not be required for Borrowers’ accounts with Bank of America (“BofA Accounts”) provided that (a) the BofA Accounts shall be closed by April 1, 2009 and (b) Borrowers shall transfer any and all funds in the BofA Accounts on a bi-weekly basis to the Collateral Account until the closure of the BofA Accounts.

6.8           Minimum Cash.  Commencing with the calendar month ended January 31, 2009, Borrowers shall maintain an average daily balance (determined on an aggregate basis for all Borrowers) of unrestricted cash and cash equivalents in an aggregate amount that is not less than the lesser of (a) 90% of the aggregate amounts of unrestricted cash and cash equivalents that are set forth in the projections in Lead Borrower’s Consolidated Financial Plan attached hereto as Exhibit D as of the end of such calendar month or (b) $2,500,000.

6.9           Net Income/Loss.  Borrowers shall achieve average quarterly income/loss (determined on an aggregate basis for all Borrowers) for each fiscal quarter, beginning with the fiscal quarter ending March 31, 2009, that is not less than 90% of the fiscal quarterly projections of income/loss for the Borrowers (determined on an aggregate basis for all Borrowers) for such fiscal quarter as set forth in Lead Borrower’s Financial Plan attached hereto as Exhibit D, measured on a fiscal quarterly basis beginning with quarter ending March 31, 2009.

6.10           Intellectual Property.  Such Borrower shall (i) protect, defend and maintain the validity and enforceability of its material trade secrets, Trademarks, Patents and Copyrights, (ii) use commercially reasonable efforts to detect infringements of its material Trademarks, Patents and Copyrights and promptly advise Bank in writing of material infringements detected and (iii) not allow any of its material Trademarks, Patents or Copyrights to be abandoned, forfeited or dedicated to the public.  For the purpose of this Section 6.10, “material” shall mean a value in excess of $250,000 in the aggregate.

6.11           Subsidiary.  Any Subsidiary of any Borrower in existence as of the Closing Date or at any time hereafter shall (unless such Subsidiary is a Borrower hereunder) execute a guaranty in form and substance satisfactory to Bank.

6.12           Further Assurances.  At any time and from time to time Borrowers shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

7.    Negative Covenants.

Unless otherwise consented to in writing by Bank, no Borrower will do any of the following:

7.1           Dispositions.  Convey, sell, lease, transfer or otherwise dispose of (collectively, a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than:  (i) Transfers of Inventory in the ordinary course of business; (ii) Transfers of non-exclusive licenses and similar arrangements for the use of the property of such Borrower or its Subsidiaries in the ordinary course of business; (iii) Transfers of worn-out or obsolete Equipment which was not financed by Bank; or (iv) Transfers not to exceed $200,000 in the aggregate per fiscal year.

7.2           Change in Business; Change in Control or Executive Office.  Engage in any business other than the businesses currently engaged in by such Borrower and any business substantially similar or related thereto (or incidental thereto); cease to conduct business substantially in the manner conducted by such Borrower as of the Closing Date; or suffer or permit a Change in Control; or without at least thirty (30) days’ prior written notice to Bank, relocate its chief executive office or state of incorporation or change its legal name; or without Bank’s prior written consent, change the date on which its fiscal year ends.  Notwithstanding the foregoing, Borrowers may (without any consent by Bank) cease to conduct a business line that accounts for less than 10% of Borrowers’ gross revenues in the prior fiscal year.

7.3           Mergers or Acquisitions.  Merge or consolidate with or into any other business organization (other than a Subsidiary, another Borrower or a Subsidiary of another Borrower as long as the surviving entity becomes or continues to be a Borrower, and an Event of Default does not exist after giving effect to that merger or consolidation), or acquire all or substantially all of the capital stock or property of another Person (other than any other Borrower or any Subsidiary).

7.4           Indebtedness.  Create, incur, assume or be or remain liable with respect to any Indebtedness other than Permitted Indebtedness.

7.5           Encumbrances.  Create, incur, assume or suffer to exist any Lien (other than any Permitted Lien) with respect to any of its property, or assign or otherwise convey any right to receive products, proceeds or income, including the sale of any Accounts (except for Permitted Liens), or agree with any Person other than Bank not to grant a security interest in, or otherwise encumber, any of its property.

7.6           Distributions.  Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of its capital stock, except that such Borrower may repurchase the stock of former employees pursuant to stock repurchase agreements as long as an Event of Default does not exist at the time of such repurchase and would not exist as a consequence of such repurchase; provided, however, that the foregoing shall not be deemed to restrict or preclude any Borrower from (a) declaring or making any dividends or similar distributions to another Borrower or (b) cancelling deferred stock awards and making payments with respect thereto for the payment of taxes that are payable in connection with the grant or vesting of restricted stock awards.

7.7           Investments.  Directly or indirectly acquire or own, or make any Investment in or to any Person, other than Permitted Investments; or maintain or invest any of its property with a Person other than Bank or permit any of its Subsidiaries to do so unless such Person has entered into an account control agreement with Bank in form and substance satisfactory to Bank; or enter into any agreement (other than the Loan Documents or any agreement with any Equipment Financer) that restricts such Borrower from paying dividends or otherwise distributing property to any other Borrower.

7.8           Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of such Borrower except for transactions that are in the ordinary course of such Borrower’s business, upon fair and reasonable terms that are either (a) no less favorable to such Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person or (b) approved by such Borrower’s Board of Directors or an authorized committee of such Borrower’s Board of Directors; provided, however, that the Borrowers shall be free, without restriction, to enter into agreements and transactions with any other Borrower or Borrowers.

7.9           Subordinated Debt.  Make any payment in respect of any Subordinated Debt except in compliance with the terms of such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent.

7.10           Inventory. Store the Inventory in excess of $750,000 with a bailee, warehouseman, or other third party unless the third party has been notified of Bank’s security interest and Bank (a) has received an acknowledgment from the third party that it is holding or will hold the Inventory for Bank’s benefit or (b) is in pledge possession of the warehouse receipt, where negotiable, covering such Inventory. Store or maintain any Inventory at a location other than the location set forth in Section 10 of this Agreement.

7.11           Compliance.  Become an “investment company” or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose.  Fail to meet its minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction (as defined in ERISA) to occur with respect to such Borrower or any plan of such Borrower regulated under ERISA, fail to comply with the Federal Fair Labor Standards Act (to the extent the same is applicable to such Borrower) or violate any law or regulation, which violation could have a Material Adverse Effect, or a material adverse effect on the Collateral or the priority of Bank’s Lien on the Collateral, or permit any of its Subsidiaries to do any of the foregoing.

8.    Events of Default.

Any one or more of the following events shall constitute an Event of Default under this Agreement:

8.1           Payment Default.  If Borrowers fails to pay, when due, any of the Obligations;

8.2           Covenant Default.

(a)           If any Borrower fails to perform any obligation under Article 6 or violates any of the covenants contained in Article 7 of this Agreement; provided however that Borrowers’ failure to timely pay taxes in an aggregate amount not to exceed $250,000 at any time shall not constitute a violation of Section 6.6; or

(b)           If any Borrower fails or neglects to perform or observe any other material term, provision, condition or covenant that is applicable to such Borrower and is contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank and, as to any default under such other term, provision, condition or covenant that can be cured, such Borrower has failed to cure such default within twenty (20) days following such Borrower’s receipt of written notice thereof from Bank or any officer of such Borrower becomes aware thereof; provided, however, that, if such default cannot by its nature be cured within such 20-day period or cannot, after diligent attempts by such Borrower, be cured within such 20-day period and such default is likely to be cured within a reasonable time, then such Borrower shall have an additional reasonable period (which shall not in any case exceed an additional 20 days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default, but no Credit Extensions will be made.

8.3           Material Adverse Effect.  If there occurs any circumstance or circumstances that could have a Material Adverse Effect;

8.4           Attachment.  If any portion of a Borrower’s assets is attached, seized, subjected to a writ or distress warrant or is levied upon, or comes into the rightful possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within twenty (20) days, if any Borrower is enjoined, restrained or in any way prevented by court order from a court of competent jurisdiction from continuing to conduct all or any material part of its business affairs, if a judgment or other claim becomes a lien or encumbrance (other than a Permitted Lien) upon any material portion of Borrower’s assets, or if a notice of lien, levy or assessment (other than with respect to a Permitted Lien) is filed of record with respect to any of Borrower’s assets by the United States Government or any department, agency or instrumentality thereof or by any state, county, municipal or governmental agency, and the same is not paid within ten (10) days after such Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by the relevant Borrower(s) (provided that no Credit Extensions will be required to be made during such cure period);

8.5           Insolvency.  If any Borrower becomes insolvent, if an Insolvency Proceeding is commenced by any Borrower or if an Insolvency Proceeding is commenced against any Borrower before a court of competent jurisdiction and is not dismissed or stayed within thirty (30) days (provided that no Credit Extensions will be made prior to the dismissal or stay of such Insolvency Proceeding);

8.6           Other Agreements.  If a default or other failure to perform by any Borrower has occurred under any agreement to which such Borrower is a party or by which it is bound (a) results in a right by a third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000) or (b) could have a Material Adverse Effect;

8.7           Judgments.  If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred and Fifty Thousand Dollars ($250,000) shall be rendered against any Borrower and shall remain unsatisfied and unstayed for a period of twenty (20) days (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment); or

8.8           Misrepresentations.  If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.

8.9           Guaranty.  If any guaranty of all or a portion of the Obligations (a “Guaranty”) ceases for any reason to be in full force and effect, or any guarantor fails to perform any obligation under any Guaranty or a security agreement (if any) securing any Guaranty (collectively, the “Guaranty Documents”), or any event of default occurs under any Guaranty Document or any guarantor revokes or purports to revoke a Guaranty, or any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth in any Guaranty Document or in any certificate delivered to Bank in connection with any Guaranty Document.

9.    Bank’s Rights and Remedies.

9.1           Rights and Remedies.  Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by each Borrower:

(a)           Declare all Obligations, whether evidenced by this Agreement or any of the other Loan Documents, immediately due and payable (provided that, upon the occurrence of an Event of Default described in Section 8.5, all Obligations shall become immediately due and payable without any action by Bank);

(b)           Cease advancing money or extending credit to or for the benefit of such Borrower under this Agreement or under any other agreement between such Borrower and Bank;

(c)           Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that are commercially reasonable and that Bank reasonably considers advisable;

(d)           Make such payments and do such acts as are commercially reasonable and as Bank considers necessary or reasonable to protect its security interest in the Collateral.  Such Borrower agrees to assemble its Collateral if Bank so requires and to make its Collateral available to Bank at such location as Bank may reasonably designate.  Each Borrowers authorizes Bank to enter the premises where its Collateral is located, to take and maintain possession of its Collateral or any part of it and to pay, purchase, contest or compromise any encumbrance, charge or lien that in Bank’s reasonable determination appears to be prior or superior to its security interest and to pay all reasonable expenses incurred in connection therewith.  With respect to any of such Borrower’s owned premises, such Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity or otherwise;

(e)           Set off and apply to the Obligations any and all (i) balances and deposits of such Borrower held by Bank or (ii) indebtedness at any time owing to or for the credit or the account of such Borrower held by Bank;

(f)           Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale and sell (in the manner provided for herein) such Borrower’s Collateral.  Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, such Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks and advertising matter, or any property of a similar nature, as it pertains to such Borrower’s Collateral, in completing production of, advertising for sale and selling any of such Borrower’s Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, such Borrower’s rights under all licenses and all franchise agreements shall (subject to the terms and conditions of such licenses and franchise agreements) inure to Bank’s benefit;

(g)           Dispose of the Borrowers’ Collateral by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrowers’ premises) as Bank determines is commercially reasonable and apply any proceeds to the Obligations in whatever manner or order Bank reasonably deems appropriate;

(h)           Bank may credit bid and purchase at any public sale; and

(i)           Any deficiency that exists after disposition of the Borrowers’ Collateral as provided above will be paid immediately by Borrowers.

9.2           Power of Attorney.  Effective only upon the occurrence and during the continuance of an Event of Default, each Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers or employees) as such Borrower’s true and lawful attorney to:  (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) endorse such Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (c) sign such Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts and notices to account debtors; (d) dispose of any Collateral; (e) make, settle and adjust all claims under and decisions with respect to any Borrower’s policies of insurance; (f) settle and adjust disputes and claims respecting the Accounts directly with account debtors, for amounts and upon terms which Bank determines to be commercially  reasonable; and (g) to file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral.  The appointment of Bank as each Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions hereunder is terminated.

9.3           Accounts Collection.  At any time after the occurrence and during the continuance of an Event of Default, Bank may notify any Person owing funds to a Borrower of Bank’s security interest in such funds and verify the amount of such Account.  Any Borrower shall collect all amounts owing to such Borrower for Bank, receive in trust all payments as Bank’s trustee and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

9.4           Bank Expenses.  If a Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to such Borrower:  (a) make payment of the same or any part thereof; (b) set up such reserves under a loan facility in Section 2.1 as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.6 of this Agreement and take any action with respect to such policies as Bank deems prudent.  Any reasonable amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be due and payable within ten (10) Business Days following Borrowers’ receipt of an invoice therefor and shall thereafter bear interest at the then applicable rate hereinabove provided and shall be secured by the Collateral.  Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

9.5           Bank’s Liability for Collateral.  So long as Bank complies with reasonable banking practices and complies with applicable laws, Bank shall not in any way or manner be liable or responsible for:  (a) the safekeeping of the Borrowers’ Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency or other person whomsoever.  All risk of loss, damage or destruction of the Borrowers’ Collateral shall be borne by Borrowers.

9.6           Remedies Cumulative.  Bank’s rights and remedies under this Agreement the Loan Documents, and all other agreements shall be cumulative.  Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law or in equity.  No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on a Borrower’s part shall be deemed a continuing waiver.  No delay by Bank shall constitute a waiver, election or acquiescence by it.  No waiver by Bank or any Borrower shall be effective unless made in a written document signed on behalf of Bank or such Borrower, respectively, and then shall be effective only in the specific instance and for the specific purpose for which it was given.

9.7           Demand; Protest.  Except as herein otherwise provided, each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension or renewal of accounts, documents, instruments, chattel paper and guarantees at any time held by Bank on which Borrowers may in any way be liable.

10.    Notices.

Unless otherwise provided in this Agreement, all notices, requests or demands by any party relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents that may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to the relevant Borrower or to Bank, as the case may be, at its addresses set forth below:

If to Lead Borrower:	The Orchard Enterprises, Inc.
23 E. 4th Street, 3rd Floor
New York, NY 10003
Attn:  Greg Scholl, Chief Executive Officer
FAX:  (646) 747-6742

If to Digital:	Digital Rights Agency, Inc.
23 E. 4th Street, 3rd Floor
New York, NY 10003
Attn:  Greg Scholl, President
FAX:  (212) 228-7256

If to Orchard NY:	Orchard Enterprises NY, Inc.
23 E. 4th Street, 3rd Floor
New York, NY 10003
Attn: Greg Scholl, President
FAX:  (212) 228-7256

If to Bank:	Peninsula Bank Business Funding,
a division of The Private Bank of the Peninsula
400 Emerson Street
Palo Alto, CA 94301
Attn:  Mike Hansen
FAX:  (650) 289-0124

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11.    CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law.  Each of Borrowers and Bank hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of Santa Clara, State of California.  EACH OF BORROWERS AND BANK HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.  EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT.  EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

If the jury waiver set forth in Section is not enforceable, then any dispute, controversy or claim arising out of or relating to this Agreement or the other Loan Documents or any of the transactions contemplated herein or therein shall be settled by judicial reference pursuant to Code of Civil Procedure Section 638 et seq. before a referee sitting without a jury, such referee to be mutually acceptable to the parties or, if no agreement is reached, by a referee appointed by the Presiding Judge of the California Superior Court for Santa Clara County.  This Section shall not restrict a party from exercising remedies under the Code or from exercising pre-judgment remedies under applicable law.

12.    General Provisions.

12.1           Repayment and Termination.  Notwithstanding anything contained herein to the contrary, Borrowers may (without any prepayment obligation or other penalty, including, without limitation, any obligation with respect to any minimum interest that would become payable thereafter during the unexpired term of this Agreement) at any time terminate this Agreement by (a) repaying to Bank all outstanding Advances and all interest and Bank Expenses accrued through the date of payment and (b) agreeing that Bank has no further obligations to make any Credit Extensions to Borrowers under this Agreement.

12.2           Successors and Assigns.  This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion.  Bank shall have the right without the consent of or notice to Borrowers to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder.

12.3           Indemnification.  Each Borrower shall defend, indemnify and hold harmless Bank and its officers, employees and agents against:  (a) all obligations, demands, claims and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) (subject to the limitations set forth herein) all losses or Bank Expenses in any way suffered, incurred or paid by Bank as a result of or in any way arising out of, following or consequential to transactions between Bank and Borrowers under the Loan Documents (including, without limitation, reasonable attorneys’ fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.

12.4           Time of Essence.  Time is of the essence for the performance of all obligations set forth in this Agreement.

12.5           Severability of Provisions.  Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12.6           Amendments in Writing, Integration.  Neither this Agreement nor the other Loan Documents can be amended or terminated orally.  All prior agreements, understandings, representations, warranties and negotiations between the parties hereto with respect to the subject matter of this Agreement and the other Loan Documents are merged into this Agreement and the other Loan Documents.

12.7           Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same agreement.

12.8           Survival.  All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Bank has any obligation hereunder to make Credit Extensions to Borrowers.  The obligations of Borrowers to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 12.3 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

12.9           Confidentiality.  In handling any confidential information of Borrowers, Bank shall, and its shall cause its subsidiaries and affiliates, the employees and agents (including, but not limited, to accountants) of Bank and its subsidiaries or affiliates to, exercise the same degree of care as Bank exercises with respect to its own confidential information, except that disclosure of such confidential information may be made (i) to the subsidiaries or affiliates of Bank in connection with their present or prospective business relations with Borrowers, (ii) to prospective transferees or purchasers of any interest in the Credit Extensions, provided that they shall have entered into a comparable confidentiality agreement in favor of Borrowers and have delivered a copy to Borrowers, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Bank and (v)  may be reasonably necessary in connection with the enforcement of any remedies hereunder.  Confidential information hereunder shall not include information that (a) is in, or has become part of, the public domain or (b) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.  Nothing contained herein shall be deemed to authorize Bank to disclose to any other person or entity any non-public information, in violation of federal and state securities laws or any other applicable laws, related to Borrowers (or any of them), the business, affairs, financial results or condition of, or any other matter related to, Borrowers (or any of them) any transaction or any other matter.

12.10           Patriot Act.  To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account.  WHAT THIS MEANS FOR YOU:  when you open an account, we may ask your name, address, date of birth and other information that will allow us to identify you.  We may also ask to see your driver’s license or other identifying documents.

13.    CO-BORROWERS.

13.1           Primary Obligation.  This Agreement is a primary and original obligation of each Borrower and shall remain in effect notwithstanding future changes in conditions, including any change of law or any invalidity or irregularity in the creation or acquisition of any Obligations or in the execution or delivery of any agreement between Bank and any Borrower.  Each Borrower shall be liable for existing and future Obligations as fully as if all of the Credit Extensions were advanced to such Borrower.  Bank may rely on any certificate or representation made by any Borrower as made on behalf of, and binding on, all Borrowers, including without limitation disbursement and/or advance request forms including Commercial Loan Transaction Request forms, Borrowing Base Certificates and Compliance Certificates.

13.2           Enforcement of Rights.  Borrowers are jointly and severally liable for the Obligations and Bank may proceed against one or more of the Borrowers to enforce the Obligations without waiving its right to proceed against any of the other Borrowers.

13.3           Lead Borrower as Agent.  Each Borrower appoints Lead Borrower as its agent with all necessary power and authority to give and receive notices, certificates or demands for and on behalf of both Borrowers, to act as disbursing agent for receipt of any Credit Extensions on behalf of each Borrower and to apply to Bank on behalf of each Borrower for Credit Extensions, any waivers and any consents.  This authorization cannot be revoked, and Bank need not inquire as Lead Borrower’s authority to act for or on behalf of another Borrower.

13.4           Subrogation and Similar Rights.  Notwithstanding any other provision of this Agreement or any other Loan Document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating such Borrower to the rights of Bank under the Loan Documents) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by such Borrower with respect to the Obligations in connection with the Loan Documents or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by such Borrower with respect to the Obligations in connection with the Loan Documents or otherwise.  Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void.  If any payment is made to a Borrower in contravention of this Section, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.

13.5           Waivers of Notice.  Each Borrower waives, to the extent permitted by law, notice of acceptance hereof; notice of the existence, creation or acquisition of any of the Obligations; notice of an Event of Default except as set forth herein; notice of the amount of the Obligations outstanding at any time; notice of intent to accelerate; notice of acceleration; notice of any adverse change in the financial condition of any other Borrower or of any other fact that might increase such Borrower’s risk; presentment for payment; demand; protest and notice thereof as to any instrument; default; and all other notices and demands to which such Borrower would otherwise be entitled.  Each Borrower waives any defense arising from any defense of any other Borrower, or by reason of the cessation from any cause whatsoever of the liability of any other Borrower.  Bank’s failure at any time to require strict performance by any Borrower of any provision of the Loan Documents shall not waive, alter or diminish any right of Bank thereafter to demand strict compliance and performance therewith.  Nothing contained herein shall prevent Bank from foreclosing on the Lien of any deed of trust, mortgage or other security instrument, or exercising any rights available thereunder, and the exercise of any such rights shall not constitute a legal or equitable discharge of any Borrower.  Each Borrower also waives any defense arising from any act or omission of Bank that changes the scope of such Borrower’s risks hereunder.  Each Borrower hereby waives any right to assert against Bank any defense (legal or equitable), setoff, counterclaim or claims that such Borrower individually may now or hereafter have against another Borrower or any other Person liable to Bank with respect to the Obligations in any manner or whatsoever.

13.6           Subrogation Defenses.  Each Borrower hereby waives any defense based on impairment or destruction of its subrogation or other rights against any other Borrower and waives all benefits that might otherwise be available to it under California Civil Code Sections 2809, 2810, 2819, 2839, 2845, 2848, 2849, 2850, 2899, and 3433 and California Code of Civil Procedure Sections 580a, 580b, 580d and 726, as those statutory provisions are now in effect and hereafter amended, and under any other similar statutes now and hereafter in effect.

13.7           Right to Settle, Release.

(a)           The liability of Borrowers hereunder shall not be diminished by (i) any agreement, understanding or representation that any of the Obligations is or was to be guaranteed by another Person or secured by other property or (ii) any release or unenforceability, whether partial or total, of rights, if any, that Bank may now or hereafter have against any other Person, including another Borrower, or property with respect to any of the Obligations.

(b)           Without notice to any Borrower and without affecting the liability of any Borrower hereunder, Bank may (i) compromise, settle, renew, extend the time for payment, change the manner or terms of payment, discharge the performance of, decline to enforce, or release all or any of the Obligations with respect to a Borrower, (ii) grant other indulgences to a Borrower in respect of the Obligations, (iii) modify in any manner any documents relating to the Obligations with respect to a Borrower, (iv) release, surrender or exchange any deposits or other property securing the Obligations, whether pledged by a Borrower or any other Person, or (v) compromise, settle, renew, or extend the time for payment, discharge the performance of, decline to enforce, or release all or any obligations of any guarantor, endorser or other Person who is now or may hereafter be liable with respect to any of the Obligations.

13.8           Subordination.  All indebtedness of a Borrower now or hereafter arising held by another Borrower is subordinated to the Obligations and the Borrower holding the indebtedness shall take all actions reasonably requested by Bank to effect, to enforce and to give notice of such subordination.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

Digital Rights Agency, Inc. By: /s/ Greg Scholl Title: President	The Orchard Enterprises, Inc. By: /s/ Greg Scholl Title: President
Orchard Enterprises NY, Inc. By: /s/ Greg Scholl Title: President	Peninsula Bank Business Funding, A Division Of The Private Bank of the Peninsula By: /s/ Victor Ragni Title: Vice President